Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362
NEWSRELEASE
TELEDYNE TECHNOLOGIES REPORTS
FOURTH QUARTER RESULTS

THOUSAND OAKS, Calif. – January 27, 2022 – Teledyne Technologies Incorporated (NYSE:TDY)

•Record quarterly sales of $1,375.7 million, an increase of 70.0% compared with last year
•Fourth quarter GAAP diluted earnings per share of $3.39 and non-GAAP diluted earnings per share of $4.56
•Fourth quarter GAAP operating margin of 14.2% and non-GAAP operating margin of 21.5%
•Record annual sales of $4,614.3 million, an increase of 49.5% compared with last year
•Full year GAAP diluted earnings per share of $10.05 and non-GAAP diluted earnings per share of $16.86
•Full year GAAP operating margin of 13.5% and non-GAAP operating margin of 21.3%
•Record quarterly and annual cash flow from operations
•Year-end Consolidated Leverage Ratio declined to 2.9x from 3.8x in May 2021
•Issuing full year 2022 GAAP diluted earnings outlook of $14.10 to $14.55 per share and full year 2022 non-GAAP earnings outlook of $17.60 to $18.00 per share

Teledyne today reported fourth quarter 2021 net sales of $1,375.7 million, compared with net sales of $809.3 million for the fourth quarter of 2020, an increase of 70.0%. Net income was $161.8 million ($3.39 diluted earnings per share) for the fourth quarter of 2021, compared with $132.1 million ($3.48 diluted earnings per share) for the fourth quarter of 2020, an increase of 22.5%. The fourth quarter of 2021 net sales included $498.6 million in incremental net sales from the acquisition of FLIR Systems, Inc. (“FLIR”). In connection with the FLIR acquisition, in the fourth quarter of 2021, Teledyne incurred pretax expenses of $90.5 million, which included $47.8 million in acquired inventory step-up expense, $41.9 million in acquired intangible asset amortization expense and $0.8 million of transaction and integration-related costs. The fourth quarter of 2021 also included $9.5 million of pretax acquired intangible asset amortization expense for transactions completed in prior periods. Excluding these charges and related tax matters, non-GAAP net income for the fourth quarter of 2021 was $217.4 million ($4.56 per share). The fourth quarter of 2020 included pretax charges of $20.0 million which included $9.6 million in acquired intangible asset amortization expense and $10.4 million in severance, facility consolidation and other costs. Excluding acquired intangible asset amortization expense, non-GAAP net income for the fourth quarter of 2020 was $139.5 million ($3.68 per share). Operating margin was 14.2% for the fourth quarter of 2021, compared with 17.8% for the fourth quarter of 2020. Excluding acquisition-related transaction and purchase accounting expenses, non-GAAP operating margin for the fourth quarter of 2021 was 21.5%, compared with 19.0% for the fourth quarter of 2020. The fourth quarter of 2021 reflected net discrete income tax benefits of $26.2 million compared with net discrete income tax benefits of $18.8 million for the fourth quarter of 2020.

“2021 was a defining year for Teledyne with record sales and adjusted earnings, operating margin and cash flow. Furthermore, with the successful acquisition and integration of Teledyne FLIR, Teledyne has further evolved into a global sensing and decision-support technology company,” said Robert Mehrabian, Chairman, President and Chief Executive Officer. “Organic sales growth in the fourth quarter and full year was over eight percent in each period. In addition, fourth quarter and full year adjusted operating margins increased approximately 250 and 450 basis points, respectively. When Teledyne first announced the FLIR acquisition, we projected that leverage would decline to 3.0x by the end of 2022, and we exited 2021 with a leverage ratio of just 2.9x. We also projected that the acquisition would be accretive to GAAP earnings in the first full calendar year following the transaction. Today’s full year 2022 GAAP earnings per share outlook is over 30% greater than any pre-acquisition period, and excluding only intangible asset amortization, our 2022 non-GAAP earnings outlook is over 50% greater than 2019 or 2020.”
Full Year 2021
Full year sales for 2021 were $4,614.3 million, compared with $3,086.2 million for 2020, an increase of 49.5%. Net income was $445.3 million ($10.05 per diluted share) for fiscal year 2021, compared with $401.9 million ($10.62 per diluted share) for fiscal year 2020, an increase of 10.8%.
Full year 2021 net sales included $1,273.6 million in incremental net sales from the acquisition of FLIR. In connection with the FLIR acquisition, Teledyne incurred pretax expenses of $350.3 million, which included $110.3 million in acquired intangible asset amortization expense, $106.4 million in acquired inventory step-up expense, $103.0 million of transaction and integration-related costs, and $30.6 million in bridge loan and debt extinguishment fees. Full year 2021 also included $39.0 million of pretax acquired intangible asset amortization expense for transactions completed in prior periods. Excluding these charges and related tax matters, non-GAAP net income for 2021 was $746.9 million ($16.86 per share). Full year 2020 included pretax charges of $72.1 million which included $38.8 million in acquired intangible asset amortization expense and $33.3 million in severance, facility consolidation and other costs. Excluding acquired intangible asset amortization expense, non-GAAP net income for 2020 was $431.6 million ($11.41 per share). Operating margin was 13.5% for 2021, compared with 15.6% for 2020. Excluding acquisition-related transaction and purchase accounting expenses, non-GAAP operating margin for 2021 was 21.3%, compared with 16.8% for 2020. Full year 2021 reflected net discrete income tax benefits of $34.7 million compared with net discrete income tax benefits of $34.6 million for 2020.
Review of Operations
Comparisons are with the fourth quarter of 2020, unless noted otherwise. The fourth quarter of 2021 contained 13 weeks and the fourth quarter of 2020 contained 14 weeks. Acquired intangible asset amortization was previously included in selling, general and administrative expenses. Prior period amounts have been reclassified to conform to the current presentation.
Digital Imaging
The Digital Imaging segment’s fourth quarter 2021 net sales were $809.5 million, compared with $262.0 million, an increase of 209.0%. Operating income was $94.1 million for the fourth quarter of 2021, compared with $56.7 million, an increase of 66.0%.
The fourth quarter 2021 net sales increase included $498.6 million of incremental net sales from the FLIR acquisition as well as strong organic sales growth from industrial and scientific sensors and cameras, x-ray products and micro-electro-mechanical systems (“MEMS”), partially offset by lower sales for geospatial imaging systems. The increase in operating income in the fourth quarter of 2021 reflected the contribution from the FLIR acquisition, partially offset by pretax expenses of $90.1 million of FLIR acquisition-related transaction and purchase accounting expenses, which included $47.8 million in inventory step-up expense, $41.9 million in acquired intangible asset amortization expense and $0.4 million of integration-related costs. The increase in operating income also reflected the impact of organic sales growth, favorable product mix and margin improvement.

Instrumentation
The Instrumentation segment’s fourth quarter 2021 net sales were $302.2 million, compared with $282.8 million, an increase of 6.9%. Operating income was $66.7 million for the fourth quarter of 2021, compared with $63.2 million, an increase of 5.5%.
The fourth quarter 2021 net sales increase resulted from higher sales of test and measurement instrumentation, marine instrumentation and environmental instrumentation. Sales of test and measurement instrumentation, marine instrumentation and environmental instrumentation increased $9.1 million, $6.9 million and $3.4 million, respectively. The increase in operating income primarily reflected the impact of higher sales.
Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s fourth quarter 2021 net sales were $163.3 million, compared with $145.2 million, an increase of 12.5%. Operating income was $40.6 million for the fourth quarter of 2021, compared with $23.2 million, an increase of 75.0%.
The fourth quarter 2021 net sales reflected higher sales of $10.6 million for aerospace electronics and $7.5 million for defense and space electronics. Operating income in the fourth quarter of 2021 reflected the impact of higher sales and a lower cost structure due to actions taken in 2020.
Engineered Systems
The Engineered Systems segment’s fourth quarter 2021 net sales were $100.7 million, compared with $119.3 million, a decrease of 15.6%. Operating income was $11.2 million for the fourth quarter of 2021, compared with $15.4 million, a decrease of 27.3%.
The fourth quarter 2021 net sales primarily reflected lower sales of $11.2 million for engineered products and lower sales of $7.9 million for turbine engines, partially offset by higher sales of $0.5 million for energy systems. The lower sales for engineered products primarily reflected decreased sales from electronic manufacturing services products and space programs. Teledyne exited the cruise missile turbine engine business in the first quarter of 2021.
Additional Financial Information
Cash Flow
Cash provided by operating activities was $295.6 million for the fourth quarter of 2021, compared with $236.4 million. The higher cash flow from operating activities for the fourth quarter of 2021 reflected the impact of higher net income, the cash flow contribution from FLIR and lower income tax payments. At January 2, 2022, net debt was $3,624.7 million comprised of total debt of $4,099.4 million, net of cash and cash equivalents of $474.7 million. At January 3, 2021, net debt was $105.4 million and comprised of total debt of $778.5 million, net of cash and cash equivalents of $673.1 million. The higher net debt at January 2, 2022, included the debt incurred to fund the cash portion of the FLIR acquisition. In 2021, Teledyne repaid $645.0 million against the $1.0 billion Term Loan Credit Agreement, of which $345.0 million was repaid in the fourth quarter, bringing its balance to $355.0 million. At January 2, 2022, approximately $759.2 million was available under the $1,150 million credit facility, after reductions of $125.0 million in borrowings and $265.8 million in outstanding letters of credit. The outstanding letters of credit include a $244.6 million letter of credit to the Swedish Tax Authority, related to a disputed pre-acquisition 2018 tax reassessment issued to a FLIR subsidiary in Sweden. On January 26, 2022, the Administrative Court of Appeal in Stockholm, Sweden generally affirmed a March 2020 ruling of the First Instance Court and determined an estimated tax liability in the amount of SEK 2.8 billion ($303.0 million). Teledyne does not intend to appeal the decision and expects to pay the tax in the first quarter of 2022. At January 2, 2022, $341.0 million was included in accrued liabilities for this tax matter. The Company received $4.0 million from the exercise of stock options in the fourth quarter of 2021 compared with $6.8 million. Capital expenditures for the fourth quarter of 2021 were $34.0 million compared with $19.4 million. Depreciation and amortization expense for the fourth quarter of 2021 was $134.0 million compared with $28.7 million. Depreciation and amortization expense in the fourth quarter of 2021 included non-cash inventory step-up expense related to FLIR of $47.8 million.

Free Cash Flow (a)	Fourth Quarter		Total Year
(in millions, brackets indicate use of funds)	2021	2020	2021	2020
Cash provided by operating activities	$295.6	$236.4	$824.6	$618.9
Capital expenditures for property, plant and equipment	(34.0)	(19.4)	(101.6)	(71.4)
Free cash flow	261.6	217.0	723.0	547.5
FLIR transaction related cash payments, net of tax	—	—	71.6	—
Adjusted free cash flow	$261.6	$217.0	$794.6	$547.5
Income Taxes
The effective tax rate for the fourth quarter of 2021 was 6.2%, compared with 6.4%. The fourth quarter of 2021 reflected net discrete income tax benefits of $26.2 million, which included an income tax benefit of $18.2 million primarily related to the resolution of certain FLIR tax reserves and a $3.2 million income tax benefit related to share-based accounting. The fourth quarter of 2020 reflected net discrete income tax benefits of $18.8 million which included $5.7 million in income tax benefit related to share-based accounting. The fourth quarter of 2020 also included net discrete income tax benefits of $9.8 million primarily related to U.S. export sales, U.S. research credits and other items. Excluding the net discrete income tax items in both periods, the effective tax rates would have been 21.4% for the fourth quarter of 2021, compared with 19.7%.
Other
Stock option expense was $6.4 million for the fourth quarter of 2021 compared with $5.9 million. Stock option expense for fiscal year 2021 was $20.0 million, compared with $24.7 million for fiscal year 2020. Restricted stock unit expense for FLIR employees was $1.5 million in the fourth quarter of 2021 and was $7.8 million for fiscal year 2021 and is included in the Digital Imaging segment results. Non-service retirement benefit income was $2.8 million for the fourth quarter of 2021, compared with $3.2 million. Interest expense, net of interest income, increased to $23.5 million for the fourth quarter of 2021 compared with $3.4 million. The higher 2021 amount included interest and debt expense on the debt incurred to fund the FLIR acquisition. Corporate expense increased to $17.5 million for the fourth quarter of 2021, compared with $14.7 million. The higher 2021 amount included higher professional fees and compensation expense.
Outlook
Based on its current outlook, the company’s management believes that first quarter 2022 GAAP diluted earnings per common share will be in the range of $3.12 to $3.22 and full year 2022 GAAP diluted earnings per common share will be in the range of $14.10 to $14.55. The company's management further believes that first quarter 2022 non-GAAP diluted earnings per common share will be in the range of $4.02 to $4.10 and full year 2022 non-GAAP diluted earnings per common share will be in the range of $17.60 to $18.00. The non-GAAP outlook excludes acquired intangible asset amortization for all acquisitions. The company’s annual expected tax rate for 2022 is 22.8%, before discrete tax items.
Use of Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We supplement the reporting of our financial results determined under GAAP with certain non-GAAP financial measures. The non-GAAP financial measures presented provides management, financial analysts, and investors with additional useful information in evaluating the performance of the company. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Further details on reasons that we use non-GAAP financial measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included following our GAAP financial statements.

Forward-Looking Statements Cautionary Notice
This earnings release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to management’s beliefs about the financial condition, results of operations and businesses of Teledyne in the future. Forward-looking statements involve risks and uncertainties, are based on the current expectations of the management of Teledyne and are subject to uncertainty and changes in circumstances.
The forward-looking statements contained herein may include statements relating to stock option compensation expense, and about the expected effects on Teledyne of the acquisition of FLIR and synergies related to the transaction, anticipated capital expenditures and product developments, and other strategic options. Forward-looking statements generally are accompanied by words such as “projects”, “intends”, “expects”, “anticipates”, “targets”, “estimates”, “will” and words of similar import that convey the uncertainty of future events or outcomes. All statements made in this communication that are not historical in nature should be considered forward-looking. By its nature, forward-looking information is not a guarantee of future performance or results and involves risks and uncertainties because it relates to events and depends on circumstances that will occur in the future.
Actual results could differ materially from these forward-looking statements. Many factors could change anticipated results, including ongoing challenges and uncertainties posed by the COVID pandemic for businesses and governments around the world, including production, supply, contractual and other disruptions, facility closures, furloughs and travel restrictions; the inability to achieve operating synergies with respect to the FLIR acquisition; changes in relevant tax and other laws; risks associated with indebtedness, as well as our ability to reduce indebtedness and the timing thereof; the impact of semiconductor and other supply chain shortages, higher inflation, including wage competition and higher shipping costs, and labor shortages and competition for skilled personnel; the inability to develop and market new competitive products; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards; operating results of FLIR being lower than anticipated; disruptions in the global economy; customer and supplier bankruptcies; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures or changes to U.S. and foreign government spending and budget priorities triggered by the COVID pandemic; impacts from the United Kingdom’s exit from the European Union; uncertainties related to the policies of the U.S. Presidential Administration; the imposition and expansion of, and responses to, trade sanctions and tariffs; the continuing review and resolution of FLIR’s export and tax matters; escalating economic and diplomatic tension between China and the United States; threats to the security of our confidential and proprietary information, including cyber security threats; and natural and man-made disasters, including those related to or intensified by climate change. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including those implemented in response to climate change, could further negatively affect our businesses that supply the oil and gas industry. Continued weakness in the commercial aerospace industry will negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets. Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.
Additional factors that could cause results to differ materially from those described above can be found in Teledyne’s Annual Report on Form 10-K for the year ended January 3, 2021, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are on file with the SEC and available in the “Investors” section of Teledyne’s website, teledyne.com, under the heading “Investor Information” and in other documents Teledyne files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Teledyne assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
A live webcast of Teledyne’s fourth quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, January 27, 2022. To access the call, go to www.teledyne.com/investors/events-and-presentations approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Thursday, January 27, 2022.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED (a)
JANUARY 2, 2022 AND JANUARY 3, 2021
(Unaudited - in millions, except per share amounts)

	Fourth Quarter (b)	Fourth Quarter	Twelve Months (b)	Twelve Months
	2021	2020	2021	2020
Net sales	$1,375.7	$809.3	$4,614.3	$3,086.2
Costs and expenses:
Costs of sales	829.6	493.6	2,772.9	1,905.3
Selling, general and administrative expenses (c)	299.6	162.3	1,067.8	662.0
Acquired intangible asset amortization (c)	51.4	9.6	149.3	38.8
Total costs and expenses	1,180.6	665.5	3,990.0	2,606.1
Operating income	195.1	143.8	624.3	480.1
Interest and debt expense, net	(23.5)	(3.4)	(104.2)	(15.3)
Non-service retirement benefit income	2.8	3.2	11.2	12.1
Other income (expense), net	(1.9)	(2.5)	2.5	(7.2)
Income before income taxes	172.5	141.1	533.8	469.7
Provision for income taxes (d)	10.7	9.0	88.5	67.8
Net income	$161.8	$132.1	$445.3	$401.9

Diluted earnings per common share	$3.39	$3.48	$10.05	$10.62

Weighted average diluted common shares outstanding	47.7	38.0	44.3	37.9

a)    Fiscal year 2021 contained 52 weeks and fiscal year 2020 contained 53 weeks. The fourth quarter of 2021 contained 13 weeks and the fourth quarter of 2020 contained 14 weeks.
b)    The fourth quarter of 2021 includes pretax charges of $100.0 million primarily related to the acquisition of FLIR. Of this amount, $47.8 million was recorded to cost of sales, $0.8 million was recorded to selling, general and administrative expenses and $51.4 million was recorded to acquired intangible asset amortization ($9.5 million related to prior acquisitions). Total year 2021 includes pretax charges of $389.3 million mostly related to the acquisition of FLIR, of which, $106.7 million was recorded to cost of sales, $102.7 million was recorded to selling, general and administrative expenses, $149.3 million was recorded to acquired intangible asset amortization, ($39.0 million related to prior acquisitions) and $30.6 million was recorded to interest expense.
c)    Acquired intangible asset amortization was previously included in selling, general and administrative expenses. Prior period amounts have been reclassified to conform to the current presentation.
d)    The fourth quarter and total year 2021 includes net discrete income tax benefits of $26.2 million and $34.7 million, respectively. Of these amounts, $19.8 million and $10.6 million, for the fourth quarter and total year 2021, respectively related to the acquisition of FLIR. The fourth quarter and total year 2020 includes net discrete tax benefits of $18.8 million and $34.6 million, respectively.

This financial statement was prepared in accordance with U.S. generally accepted accounting principles.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED (a)
JANUARY 2, 2022 AND JANUARY 3, 2021
(Unaudited - in millions)

	Fourth Quarter	Fourth Quarter	% Change	Twelve Months	Twelve Months	% Change
	2021	2020		2021	2020
Net sales:
Digital Imaging	$809.5	$262.0	209.0%	$2,412.9	$986.0	144.7%
Instrumentation	302.2	282.8	6.9%	1,166.9	1,094.5	6.6%
Aerospace and Defense Electronics	163.3	145.2	12.5%	628.7	589.4	6.7%
Engineered Systems	100.7	119.3	(15.6)%	405.8	416.3	(2.5)%
Total net sales	$1,375.7	$809.3	70.0%	$4,614.3	$3,086.2	49.5%
Operating income:
Digital Imaging (b)	$94.1	$56.7	66.0%	$325.6	$192.8	68.9%
Instrumentation	66.7	63.2	5.5%	253.7	213.2	19.0%
Aerospace and Defense Electronics	40.6	23.2	75.0%	133.2	80.8	64.9%
Engineered Systems	11.2	15.4	(27.3)%	48.6	50.1	(3.0)%
Corporate expense (b)	(17.5)	(14.7)	19.0%	(136.8)	(56.8)	140.8%
Operating income	195.1	143.8	35.7%	624.3	480.1	30.0%
Interest and debt expense, net (b)	(23.5)	(3.4)	591.2%	(104.2)	(15.3)	581.0%
Non-service retirement benefit income	2.8	3.2	(12.5)%	11.2	12.1	(7.4)%
Other income (expense), net	(1.9)	(2.5)	(24.0)%	2.5	(7.2)	*
Income before income taxes	172.5	141.1	22.3%	533.8	469.7	13.6%
Provision for income taxes (c)	10.7	9.0	18.9%	88.5	67.8	30.5%
Net income	$161.8	$132.1	22.5%	$445.3	$401.9	10.8%
* not meaningful

a)    Fiscal year 2021 contained 52 weeks and fiscal year 2020 contained 53 weeks. The fourth quarter of 2021 contained 13 weeks and the fourth quarter of 2020 contained 14 weeks.
b)    The fourth quarter of 2021 includes pretax charges of $90.5 million related to the acquisition of FLIR, of which, $90.1 million was recorded in the Digital Imaging segment and $0.4 million was recorded to corporate expense. Total year 2021 includes pretax charges of $350.3 million related to the acquisition of FLIR, of which, $242.6 million was recorded in the Digital Imaging segment, $77.1 million was recorded to corporate expense and $30.6 million was recorded to interest and debt expense.
c)    The fourth quarter and total year 2021 includes net discrete income tax benefits of $26.2 million and $34.7 million, respectively. Of these amounts, $19.8 million and $10.6 million, for the fourth quarter and total year 2021, respectively related to the acquisition of FLIR. The fourth quarter and total year 2020 includes net discrete tax benefits of $18.8 million and $34.6 million, respectively.

This financial statement was prepared in accordance with U.S. generally accepted accounting principles.

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited – in millions)

	January 2, 2022	January 3, 2021
ASSETS
Cash and cash equivalents	$474.7	$673.1
Accounts receivable, net	1,083.8	624.1
Inventories, net	752.9	347.3
Prepaid expenses and other current assets	118.0	78.1
Total current assets	2,429.4	1,722.6
Property, plant and equipment, net	827.5	489.3
Goodwill and acquired intangible assets, net (a)	10,728.3	2,559.7
Prepaid pension assets	123.7	67.9
Other assets, net	337.1	245.3
Total assets	$14,446.0	$5,084.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$469.5	$229.1
Accrued liabilities	1,014.2	434.2
Current portion of long-term debt and other debt	—	97.6
Total current liabilities	1,483.7	760.9
Long-term debt, net of current portion	4,099.4	680.9
Other long-term liabilities	1,240.9	414.4
Total liabilities	6,824.0	1,856.2
Total stockholders’ equity (b)	7,622.0	3,228.6
Total liabilities and stockholders’ equity	$14,446.0	$5,084.8
a)    The increase in goodwill and acquired intangible assets, net primarily reflects the estimated amounts related to the acquisition of FLIR on May 14, 2021.
b)    The increase in total stockholders' equity primarily reflects the value of Teledyne common stock issued in connection with the acquisition of FLIR on May 14, 2021.

This financial statement was prepared in accordance with U.S. generally accepted accounting principles.

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED JANUARY 2, 2022 AND JANUARY 3, 2021
(Unaudited - in millions, except per share amounts)

	Fourth Quarter 2021			Fourth Quarter 2020
	Income before income taxes	Net income	Diluted earnings per common share	Income before income taxes	Net income	Diluted earnings per common share
GAAP	$172.5	$161.8	$3.39	$141.1	$132.1	$3.48
Adjusted for specified items:
FLIR transaction and integration costs	0.8	0.7	0.01	—	—	—
FLIR inventory step-up expense	47.8	36.7	0.78	—	—	—
Acquired intangible asset amortization	51.4	39.6	0.83	9.6	7.4	0.20
Acquisition-related tax matters	—	(21.4)	(0.45)	—	—	—
Non-GAAP	$272.5	$217.4	$4.56	$150.7	$139.5	$3.68

	Twelve Months 2021			Twelve Months 2020
	Income before income taxes	Net income	Diluted earnings per common share	Income before income taxes	Net income	Diluted earnings per common share
GAAP	$533.8	$445.3	$10.05	$469.7	$401.9	$10.62
Adjusted for specified items:
FLIR transaction and integration costs	103.0	88.9	2.01	—	—	—
FLIR inventory step-up expense	106.4	81.8	1.85	—	—	—
Acquired intangible asset amortization	149.3	114.9	2.59	38.8	29.7	0.79
Acquisition-related tax matters	—	(7.3)	(0.17)	—	—	—
Bridge loan and debt extinguishment fees	30.6	23.3	0.53	—	—	—
Non-GAAP	$923.1	$746.9	$16.86	$508.5	$431.6	$11.41

	Fourth Quarter 2021		Fourth Quarter 2020
	Operating income	Operating margin	Operating income	Operating margin
GAAP	$195.1	14.2%	$143.8	17.8%
Adjusted for specified items:
FLIR transaction and integration costs	0.8		—
FLIR inventory step-up expense	47.8		—
Acquired intangible asset amortization	51.4		9.6
Non-GAAP	$295.1	21.5%	$153.4	19.0%

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED JANUARY 2, 2022 AND JANUARY 3, 2021 (continued)
(Unaudited - in millions, except per share amounts)

	Twelve Months 2021		Twelve Months 2020
	Operating income	Operating margin	Operating income	Operating margin
GAAP	$624.3	13.5%	$480.1	15.6%
Adjusted for specified items:
FLIR transaction and integration costs	103.0		—
FLIR inventory step-up expense	106.4		—
Acquired intangible asset amortization	149.3		38.8
Non-GAAP	$983.0	21.3%	$518.9	16.8%

	January 2, 2022	January 3, 2021
Current portion of long-term debt and other debt - GAAP	$—	$97.6
Long-term debt - GAAP	4,099.4	680.9
Total debt - non-GAAP	4,099.4	778.5
Less cash and cash equivalents - GAAP	(474.7)	(673.1)
Net debt - non-GAAP	$3,624.7	$105.4

	First Quarter 2022		Twelve Months 2022
	Low	High	Low	High
GAAP Diluted Earnings Per Common Share Outlook	$3.12	$3.22	$14.10	$14.55
Adjusted for specified non-GAAP item:
Acquired intangible asset amortization	0.90	0.88	3.50	3.45
Non-GAAP Diluted Earnings Per Common Share Outlook	$4.02	$4.10	$17.60	$18.00
Explanation of Non-GAAP Financial Measures
We report our financial results in accordance with GAAP. However, management believes that, in order to more fully understand our short-term and long-term financial and operational trends, and to aid in comparability with our competitors, investors and financial analysts may wish to consider the impact of certain items resulting from our acquisitions which have an infrequent or non-recurring impact on operations or assist in understanding our operations pre-acquisition. Accordingly, we present non-GAAP financial measures as a supplement to the financial measures we present in accordance with GAAP. These non-GAAP financial measures provide management, investors and financial analysts with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain expenses and other items. Management believes these non-GAAP financial measures also provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors. The company’s 2022 diluted earnings per common share guidance is also presented on a non-GAAP basis.

The non-GAAP financial measures are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies. The non-GAAP financial measures are also used by our management to evaluate our operating performance, and benchmark our results against our historical performance and the performance of our peers.
Our non-GAAP measures are as follows:
Non-GAAP income before income taxes, net income and diluted earnings per common share
These non-GAAP measures provided a supplemental view of income before taxes, net income, and diluted earnings per common share. These non-GAAP measures exclude certain costs related to the FLIR acquisition, such as acquired intangible asset amortization, amortization of inventory step-up, bridge loan and debt extinguishment fees, and transaction costs such as advisory, legal and other consulting fees, filing fees, employee separation costs and other costs. These non-GAAP measures also exclude acquired intangible asset amortization from prior acquisitions, the remeasurement of deferred taxes related to acquired intangible assets due to changes in tax laws, and the tax benefits or costs related to the settlement or other resolution of the FLIR tax reserves. We adjust for any income tax impact related to these items to take into account the tax treatment and related tax rate and changes in tax rates that apply to each adjustment in the applicable tax jurisdiction. Generally, this results in tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including transaction expenses, depend on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rates in those jurisdictions. We also adjust for any post-acquisition interest on certain income tax reserves related to FLIR. We believe these measures provide investors and management with additional means to understand and evaluate the operating results of our business by adjusting for certain expenses and other items and present an alternative view of our performance compared to prior periods.
Non-GAAP operating income and operating margin
We define non-GAAP operating margin as non-GAAP operating income divided by net sales. These non-GAAP measures exclude certain costs related to the FLIR acquisition, such as acquired intangible asset amortization, amortization of inventory step-up, and transaction costs such as advisory, legal and other consulting fees, filing fees, employee separation costs and other costs. These non-GAAP measures also exclude acquired intangible asset amortization from prior acquisitions. We believe these measures provide investors and management with additional means to understand and evaluate the operating results of our business by adjusting for certain expenses and other items and present an alternative view of our performance compared to prior periods.
Non-GAAP total debt and net debt
We define non-GAAP total debt as the sum of current portion of long-term debt and other debt and long-term debt. We define net debt as the difference between non-GAAP total debt less cash and cash equivalents. The company believes that this supplemental non-GAAP information is useful to assist investors and management in analyzing the company’s liquidity.
Non-GAAP diluted earnings per common share outlook
These non-GAAP measures represent our earnings per common share outlook for the first quarter 2022 and total year 2022 on a fully diluted basis, excluding acquired intangible asset amortization for all acquisitions.
Non-GAAP free cash flow and adjusted free cash flow
We define free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of cash paid for transaction related expenses for the FLIR acquisition on a net of tax basis. We believe that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Management excludes the effect of each of the items identified below to arrive at the applicable non-GAAP financial measure referenced in the previous tables for the reasons set forth below with respect to that item:
•    FLIR transaction and integration costs - Included in our GAAP presentation of cost of sales and selling, general and administrative expenses are expenses incurred in connection with our acquisitions of FLIR and primarily include legal, accounting, other professional fees as well as integration-related costs such as employee separation costs and facility lease impairments. Employee separation costs include required change-in-control payments, cash settlement of FLIR employee and director stock awards, as well as other employee severance amounts. We exclude these costs from our non-GAAP measures because we believe it does not reflect our ongoing financial performance.
•FLIR inventory step-up expense – The purchase accounting entries associated with our acquisition of FLIR require us to record inventory at its fair value, which is sometimes greater than the previous book value of inventory. Included in our GAAP presentation, the increase in inventory value is amortized to cost of sales over the period that the related inventory is sold. We exclude inventory step-up amortization from our non-GAAP measures because it is a non-cash expense that we do not believe is indicative of our ongoing operating results.
• Acquired intangible asset amortization – We believe that by excluding the amortization of acquired intangible assets, which primarily represents purchased technology and customer relationships, as well as purchase order and contract backlog, this provides an alternative way for investors to compare our operations pre-acquisition to those post acquisition and to those of our competitors that have pursued internal growth strategies. However, we note that companies that grow internally will incur costs to develop intangible assets that will be expensed in the period incurred, which may make a direct comparison more difficult.
•Bridge loan and debt extinguishment fees - Included in our GAAP presentation of interest and debt expense are expenses incurred in connection with the financing activities to fund the FLIR acquisition. We exclude these expenses, many of which are one-time costs, from our non-GAAP measures because we believe it does not reflect our ongoing financial performance.
•Acquisition-related tax matters – Included in our tax provision is post-acquisition interest on certain income tax reserves related to FLIR, as well as the tax benefits or costs related to the settlement or other resolution of the FLIR tax reserves. Also, in June 2021, the United Kingdom Parliament enacted legislation to increase the corporate tax rate to 25% effective April 2023. Accordingly, the tax rate changes required us to remeasure our deferred taxes related to acquired intangible assets. We exclude these impacts from our non-GAAP measures because we believe it does not reflect our ongoing financial performance.

APPENDIX A
The following tables are presented to show the reconciliation of GAAP operating income to non-GAAP operating income by segment for 2021 and each quarter of 2020.

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
SUMMARY OF QUARTERLY OPERATING INCOME
(Unaudited - in millions)

	First Quarter 2021
	GAAP Operating Income	Acquired intangible asset amortization	Inventory step-up expense	Transaction and integration costs	Non-GAAP Operating Income

Digital Imaging	$52.0	$4.6	$—	$—	$56.6
Instrumentation	59.4	5.0	—	—	64.4
Aerospace and Defense Electronics	28.3	0.2	—	—	28.5
Engineered Systems	14.9	—	—	—	14.9
Corporate expense	(19.4)	—	—	5.9	(13.5)
Total	$135.2	$9.8	$—	$5.9	$150.9

	Second Quarter 2021
	GAAP Operating Income	Acquired intangible asset amortization	Inventory step-up expense	Transaction and integration costs	Non-GAAP Operating Income

Digital Imaging	$84.6	$27.4	$23.4	$24.0	$159.4
Instrumentation	64.6	5.2	—	—	69.8
Aerospace and Defense Electronics	28.4	0.2	—	—	28.6
Engineered Systems	11.0	—	—	—	11.0
Corporate expense	(84.2)	—	—	70.5	(13.7)
Total	$104.4	$32.8	$23.4	$94.5	$255.1

	Third Quarter 2021
	GAAP Operating Income	Acquired intangible asset amortization	Inventory step-up expense	Transaction and integration costs	Non-GAAP Operating Income

Digital Imaging	$94.9	$50.1	$35.2	$1.5	$181.7
Instrumentation	63.0	5.0	—	—	68.0
Aerospace and Defense Electronics	35.9	0.2	—	—	36.1
Engineered Systems	11.5	—	—	—	11.5
Corporate expense	(15.7)	—	—	0.3	(15.4)
Total	$189.6	$55.3	$35.2	$1.8	$281.9

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
SUMMARY OF QUARTERLY OPERATING INCOME (continued)
(Unaudited - in millions)

	Fourth Quarter 2021
	GAAP Operating Income	Acquired intangible asset amortization	Inventory step-up expense	Transaction and integration costs	Non-GAAP Operating Income

Digital Imaging	$94.1	$46.3	$47.8	$0.4	$188.6
Instrumentation	66.7	4.9	—	—	71.6
Aerospace and Defense Electronics	40.6	0.2	—	—	40.8
Engineered Systems	11.2	—	—	—	11.2
Corporate expense	(17.5)	—	—	0.4	(17.1)
Total	$195.1	$51.4	$47.8	$0.8	$295.1

	Total Year 2021
	GAAP Operating Income	Acquired intangible asset amortization	Inventory step-up expense	Transaction and integration costs	Non-GAAP Operating Income

Digital Imaging	$325.6	$128.4	$106.4	$25.9	$586.3
Instrumentation	253.7	20.1	—	—	273.8
Aerospace and Defense Electronics	133.2	0.8	—	—	134.0
Engineered Systems	48.6	—	—	—	48.6
Corporate expense	(136.8)	—	—	77.1	(59.7)
Total	$624.3	$149.3	$106.4	$103.0	$983.0

	First Quarter 2020
	GAAP Operating Income	Acquired intangible asset amortization	Non-GAAP Operating Income

Digital Imaging	$43.8	$4.6	$48.4
Instrumentation	50.8	4.8	55.6
Aerospace and Defense Electronics	13.4	0.2	13.6
Engineered Systems	11.4	—	11.4
Corporate expense	(15.4)	—	(15.4)
Total	$104.0	$9.6	$113.6

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
SUMMARY OF QUARTERLY OPERATING INCOME (continued)
(Unaudited - in millions)

	Second Quarter 2020
	GAAP Operating Income	Acquired intangible asset amortization	Non-GAAP Operating Income

Digital Imaging	$46.8	$4.4	$51.2
Instrumentation	48.5	5.1	53.6
Aerospace and Defense Electronics	17.5	0.2	17.7
Engineered Systems	10.8	—	10.8
Corporate expense	(13.8)	—	(13.8)
Total	$109.8	$9.7	$119.5

	Third Quarter 2020
	GAAP Operating Income	Acquired intangible asset amortization	Non-GAAP Operating Income

Digital Imaging	$45.5	$4.5	$50.0
Instrumentation	50.7	5.1	55.8
Aerospace and Defense Electronics	26.7	0.3	27.0
Engineered Systems	12.5	—	12.5
Corporate expense	(12.9)	—	(12.9)
Total	$122.5	$9.9	$132.4

	Fourth Quarter 2020
	GAAP Operating Income	Acquired intangible asset amortization	Non-GAAP Operating Income

Digital Imaging	$56.7	$4.6	$61.3
Instrumentation	63.2	4.8	68.0
Aerospace and Defense Electronics	23.2	0.2	23.4
Engineered Systems	15.4	—	15.4
Corporate expense	(14.7)	—	(14.7)
Total	$143.8	$9.6	$153.4

	Total Year 2020
	GAAP Operating Income	Acquired intangible asset amortization	Non-GAAP Operating Income

Digital Imaging	$192.8	$18.1	$210.9
Instrumentation	213.2	19.8	233.0
Aerospace and Defense Electronics	80.8	0.9	81.7
Engineered Systems	50.1	—	50.1
Corporate expense	(56.8)	—	(56.8)
Total	$480.1	$38.8	$518.9